UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2006

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	0-24557	54-1874630
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia		22102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (703) 584-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01       Regulation FD Disclosure

On November 7, 2006, the Registrant is making an investor presentation at the Mid-Atlantic 2006 SuperCommunity Bank Conference in Philadelphia, Pennsylvania. A copy of the investor presentation is being furnished as an exhibit to this report and is incorporated by reference into this Item 7.01.

The presentation contains financial measures that are not prepared in accordance with generally accepted accounting principles (“GAAP”). Specifically, as previously disclosed publicly, the Registrant discusses that net income for the three and nine months ended September 30, 2006, was $286,000 and $5.3 million, respectively. Excluding an impairment loss incurred during the third quarter of 2006 of $2.9 million pretax, or $1.9 million after tax, related to goodwill and intangible assets associated with the Registrant’s acquisition of Wilson/Bennett Capital Management, Inc., the Registrant’s net income would have been $2.2 million and $7.2 million for the three and nine months ended September 30, 2006, respectively. In addition, the Registrant reported diluted earnings per share for the three and nine months ended September 30, 2006 of $0.01 and $0.21, respectively. Excluding the impairment loss, diluted earnings per share would have been $0.09 and $0.29 for the three and nine months ended September 30, 2006. The Registrant believes that, because the impairment loss is a nonrecurring one-time charge to earnings, excluding the loss from its operating results supplements the GAAP financial information and provides more useful comparable measures of evaluating the operating results and any related trends that may be affecting the Registrant’s business.

Item 9.01       Financial Statements and Exhibits.

(d)         Exhibits. The following exhibit is being furnished pursuant to Item 7.01 above.

Exhibit No.	Description

99.1	Investor Presentation November 7, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL FINANCIAL CORPORATION
(Registrant)

Date: November 7, 2006	By:	/s/ Mark A. Wendel
Mark A. Wendel
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Investor Presentation November 7, 2006